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                                                                   EXHIBIT 23.1

June 30, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Aluminum Company of America

  We are aware that our report, dated April 6, 1998, of our review of interim financial information of Aluminum Company of America (the "Company") and subsidiaries for the three-month period ended March 31, 1998, and included in the Company's quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in this registration statement for the registration of Common Stock. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of a registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                          Coopers & Lybrand L.L.P.